ZADIG ASSET MANAGEMENT LLP
(“ZAM”)

and

ZADIG GESTION (LUXEMBOURG) S.A. (“ZG”)

Together “Zadig”
CODE OF ETHICS DECEMBER, 2013

It is the policy and practice of Zadig to observe and encourage the highest standard of ethical conduct for all of its employees and others working on its behalf. As a condition of employment, each Zadig employee has an obligation to act at all times fairly and honestly. Such commitment to ethical conduct as a company and as individuals is fundamental to Zadig.

Each employee must read this Code in its entirety. It requires your compliance as follows:

1.	Complete and sign the Acknowledgement of Receipt form attached hereto.

2.	Forward the Acknowledgement of Receipt to the Chief Compliance Officer (the “CCO”).

3.	Each employee must notify his or her supervisor or the CCO of possible violations of the Code that may exist now or which may arise while you are employed. In the event that you have any questions regarding the Code or particular business dealings, please contact the CCO.

This Code is intended to help each employee understand their obligations to comply with the highest ethical standards. The Code should be kept by each employee for future reference and its guidelines should be an active part of the employee’s normal course of business.

CODE OF ETHICS

Rule 204A-1 of the Investment Advisers Act of 1940, as amended, requires Zadig to adopt a written code of ethics.

This Code sets forth standards of conduct expected of advisory personnel, addresses safeguarding material nonpublic information about client transactions, and addresses conflicts that arise from personal trading by advisory personnel.

This Code should be read in conjunction with the Zadig Compliance Manual dated April 2013, as amended, and the Zadig Employee Investment Policy.

It is the policy of Zadig that the operations of Zadig are to be conducted in compliance with the law and with the highest ethical standards. This policy applies to all employees and others working on behalf of Zadig wherever located. Each employee of Zadig has an obligation to act at all times in an honest and ethical manner and with the highest integrity in dealings with clients and/or any third party.

The Code is designed to, among other things, provide a statement of the general standards of conduct required by Zadig and its employees in such areas as conflicts of interest, confidential information, use of Zadig property, personal securities investing, and insider trading.

The foundation of the Code consists of three underlying principles:

1.	Employees of Zadig must at all times place the interests of clients first. In other words, as a fiduciary, you must avoid serving your own personal interests ahead of the interests of Zadig’ clients.

2.	Employees of Zadig must make sure that all personal securities transactions are conducted consistent with the Code and the Zadig Employee Investment Policy (the “EIP”) and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility.

3.	Employees of Zadig should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Zadig could call into question the exercise of an employee’s independent judgment.

As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every potential conflict of interest that can arise in connection with personal trading. Consequently, employees of Zadig are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your trading activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest.

Because Zadig’ policies, governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Zadig may modify any or all of the policies and procedures set forth in the Code. Should Zadig revise the Code, you will receive written notification from the CCO. It is the responsibility of each employee to become familiar with any modifications to the Code.

A.	BUSINESS DECISIONS

Zadig expects employees and others working on its behalf to conduct Zadig’s affairs on an arm’s length basis and not to engage in business or financial activity that may conflict with that of Zadig. Decisions regarding Zadig’s business with any other person or entity must be based solely upon valid business considerations of Zadig. No one may permit a business decision involving Zadig to be influenced by personal or other unrelated interests or factors.

B.	CONFLICTS OF INTEREST

It is the policy of Zadig that all employees and others working on its behalf act in good faith and in the best interests of Zadig. To this end, such persons must not place themselves or Zadig in a position that would create even the appearance of a conflict of interest. No person may represent Zadig in any transaction if an outside business interest might compromise or otherwise affect his or her ability to represent Zadig’s interests fairly and impartially.

While it is not possible to list all situations that might involve conflicts of interest, the following are some examples of interests and activities that might result in conflicts. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any existing interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO, so that Zadig may determine whether such interest or activity should be disposed of, discontinued or limited.

1.	Financial Interests

No employee or other person working on behalf of Zadig, individual members of their immediate families or persons living in their households may own, directly or indirectly, any interest in any corporation or other entity if ownership of such interest could compromise the loyalty or judgment of such employee or person working on behalf of Zadig. Whether a particular financial interest will constitute a conflict of interest or the appearance thereof will vary depending on the circumstances.

As stated in the Zadig Supervisory Procedures and Compliance Manual and the Zadig EIP, all employees must notify the CCO of any outside business activities and must notify and pre-clear their individual securities transactions with the CCO. Exceptions may be made at Zadig’s discretion. Once again, it is the responsibility of the employee to notify the CCO of potential conflicts of interest situations and to request any exception.

Zadig employees are reminded that trading based on confidential or insider information, along with certain other uses of such information, is strictly prohibited. Please see Section C below.

2.	Acceptance of Payment, Gifts or Free Services

No employee of Zadig or other person working on behalf of Zadig and no members of any such person’s immediate family or another person living in their household, shall directly or indirectly solicit or accept any

(a)	commissions, profits, payments, loans;

(b)	free services or products; or

(c)	entertainment, travel, or gifts

from individuals or organizations doing, or seeking to do, business with Zadig, or from individuals or organizations with an interest in the business of Zadig, without reporting such service, gift, or thing of value to the CCO. Furthermore, any such gifts of an extravagant nature received must be returned to the giver promptly. If you believe that you cannot reject or return a gift without potentially damaging friendly relations between a third party and Zadig, you should report the gift and its estimated dollar value in writing to the CCO, who may require that the gift be donated to charity.

These provisions do not apply to personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms. Nor do these provisions apply to items of nominal value (e.g. gifts of reasonable value which do not exceed more than $100 annually from one person), and customary business gratuities, such as meals, refreshments, beverages and entertainment (e.g. sporting events) at which both you and the giver are present, and promotional items (e.g. pens, mugs) that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff.

In the event that a member or employee of Zadig receives a gift or gives a gift, such member or employee must immediately notify the CCO.

3.	Exploitation of Relationship with Zadig

No person may improperly use the Zadig name. Zadig’s name may only be used in connection with an activity or transaction that has been previously authorized by the management or the CCO. Under no circumstances shall any person exploit the Zadig name or his or her relationship with Zadig.

4.	Outside Business Activities

No principal, advisory representative, employee or independent contractor of Zadig may take any action in such person’s outside business activities that would conflict with the interests of Zadig. In particular, principals, advisory representatives, employees and independent contractors of Zadig should be aware that such conflicts may arise in connection with publications or public appearances by such persons. In the event any such conflict arises, you should immediately contact the CCO. No outside business activity shall be conducted if it conflicts with any fiduciary duties of Zadig to its clients or any legal or regulatory requirement applicable to Zadig.

C.	INSIDER TRADING

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities while in possession of material, non-public (“inside”) information. Put simply, misuse of inside information constitutes fraud under the securities laws. The policies of Zadig require stringent avoidance of the misuse of inside information.

Officers, directors, and employees of Zadig and others working on behalf of Zadig may in certain instances have access to material, non-public information regarding Zadig, its affiliates, clients or various publicly traded companies (“inside information” more fully described below). All officers, directors, and employees, and others working on behalf of Zadig, as well as their immediate families and persons living in their households, or other persons or entities in which an officer, director, or employee has a financial interest, are prohibited from buying or selling securities based on such information, or passing the information to another person. All of these actions are generally called “insider trading.”

Insider trading is not only a violation of the Zadig policy but also can constitute a civil or criminal offense under the laws of the United States. The offense often involves taking advantage of inside information by trading in securities whose price is likely to be affected if the inside information were made public. A person commits insider trading when he or she:

1.	has information as an “insider” – e.g., he or she knows that the information is inside information (i) by virtue of being a director, employee or shareholder of the company which has issued or will issue securities or (ii) directly or indirectly (including having received tips from a person who is a director, employee or shareholder of that company or other persons such as accountants, lawyers or financial advisors to such company (e.g. an “inside source” or “insider”));

2.	deals in securities of the issuer, the price of which would be affected by the inside information in his or her possession; or

3.	encourages another person to so deal; or

4.	discloses to another person the inside information, otherwise than in the proper performance of the functions of his or her employment, office or profession.

It is irrelevant whether such action is taken directly or indirectly, and there are no exceptions for personal or other reasons. It is the explicit intent of this policy that even the appearance of impropriety be prohibited. Zadig’s policy regarding insider trading includes, but is not limited to the following prohibitions:

1.	Officers, directors and employees of Zadig, while possessing material inside information about an issuer, are prohibited from tipping or passing such information on to any person other than those within Zadig with a legitimate need to know.

2.	Officers, directors and employees of Zadig, while possessing material inside information about an issuer, are prohibited from trading in the securities of the issuer (equities, bonds, options, warrants or any security convertible into such securities) for any account in which they have a full or partial, direct or indirect, beneficial interest.

The term “securities” is very broadly defined by the law and includes, but is not limited to, equity shares, debt securities, options, futures and warrants.

“Dealing” is not restricted to the acquisition or disposal by an insider of securities of a company, but also encompasses any relevant transactions or activities an individual conducts directly as a result of his or her possessing the inside information. For example, if an individual instructs a broker in good faith to sell shares in a company, but on the basis of inside information later received, revokes the previous instruction, it is clear that such revocation was the result of the possession of the inside information and such action would constitute insider trading.

An individual who has information as an insider can also be considered to be engaging in insider trading if he or she discloses the information, otherwise than in the proper performance of the functions of his or her employment, office or profession, to another person. It is important to note that disclosure in itself can be an offense unless it is done in the proper performance of the functions of employment, office or profession, such as to a regulatory authority or to a company’s bankers, brokers or lawyers. In other words, the disclosure offense can be committed whether or not the recipient of the inside information acts upon it.

In the event that a person violates Zadig’ policy with respect to “inside information”, he or she may be subject to serious legal consequences including civil and criminal penalties (possibly including imprisonment), SEC administrative actions, discipline by securities industry self- regulatory organizations, as well as sanctions by Zadig that includes, but is not limited to, dismissal for cause.

Definition of “Inside Information”

“Inside Information” is any material non-public information, written or oral, regarding any issuer of publicly held securities. Inside information may be received directly from a client, prospective client, or other third party, with the expectation that the information will be kept confidential and used solely for the business purposes of the client, prospective client or other third party.

Inside information may be received from corporate officers or employees (including senior management and lower level employees with access to confidential information), from major shareholders or from “temporary” insiders such as lawyers, accountants or other professionals involved with the client, prospective client or other third party. Inside information includes information obtained during preliminary discussions or negotiations that may or may not result in retention to provide services or a transaction.

a.	Material Information

The term “material information” is generally defined as information that a reasonable investor would most likely consider to be important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities regardless of whether the information is related directly to the company’s business. Material information includes, but is not limited to: public offerings, changes in debt ratings, dividend changes, earnings estimates, changes in previously released earnings estimates, new products or discoveries, write-downs of assets, merger or acquisition proposals or agreements, the expansion or curtailment of operations, major litigation, liquidity problems, and extraordinary management developments. This list is not exhaustive.

b.	Non-Public Information

Information is “non-public” unless and until it is broadly disseminated by news services or newspapers or is included in records which by virtue of law are open to inspection by the general public such as corporate disclosure documents including prospectuses, proxy statements or Forms 10K/10Q under the Securities Exchange Act of 1934.

c.	Knowledge

For an individual to be engaged insider dealing, he or she must have had the inside information at the time of the dealing or trading and must have known that the information was inside information. Knowledge that information is “inside” will be imputed to an individual where his or her behavior is such that, for example, he or she ignores matters that indicate that the information is inside information or avoids making inquiries in connection with the legitimacy of his or her proposed dealing in order to avoid receiving information which would indicate that the information he or she has knowledge of is inside information.

Tipper/Tippee Liability

Officer, directors and employees may receive non-public information during the course of conducting Zadig’s business. Such persons may also be given non-public information by individuals in breach of those individuals’ own fiduciary duties or by those who are misappropriating information that they are not authorized to divulge.

The knowing receipt by an officer, director or employee or other person working on behalf of Zadig of “tips” from a “tipper” who has improperly disclosed the information for personal benefit (whether monetary or non-monetary) renders the person receiving the information (the “tippee”) an insider who may not misuse the information. Accordingly, individuals should be wary of situations in which material, non-public information is given to them. All such instances must be reported promptly to the CCO.

Family Members

The rules concerning insider trading and this Code apply to all accounts, including officer, director and employee accounts and family accounts. “Employee Accounts” or “Covered Accounts” include any account in which any officer, director or employee has an interest or has the power, directly or indirectly, to make investment decisions. “Covered Accounts” include accounts of an officer’s, director’s employee’s spouse and children, or any account whereby an officer, director employee of Zadig has the authority to make investment decisions.

Outside Business Activities

No principal, advisory representative, employee or independent contractor of Zadig, including any independent contractor or employee dually engaged by Zadig in connection with any outside business activities, may buy or sell any security (or related instrument) for his or her own or any related account, or recommend the purchase or sale of any security to any third party, on the basis of such person’s prior knowledge that an Internet column or website published by Zadig will be recommending to the public the purchase or sale of such security (or related instrument).

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS FOR ZADIG, LLC

I have received, read and am familiar with the Zadig Code of Ethics. I represent that I agree to abide by the terms of the Code of Ethics. I represent that to the best of my knowledge, neither I, nor any member of my immediate family or person living in my household, either directly or indirectly, alone or together with any person, group, or entity has any interest or is engaged in any activity, which might be interpreted as a violation of the Code of Ethics.

By:

Name:

Date: